Notes to the Unaudited Pro Forma Financial Statements

The unaudited pro forma financial statements give effect to the sale of the ITPS business to be accounted for as a discontinued operation. The unaudited pro forma Statements of Operations for the three months ended December 31, 2013 and 2012 and for the fiscal years ended September 30, 2013, 2012 and 2011 are presented as if the sale occurred as of October 1, 2010. The anticipated nonrecurring after-tax gain on the sale is not reflected in the pro forma statements of operations. The unaudited pro forma Balance Sheet as of December 31, 2013 is presented as if the sale occurred on that date. The nonrecurring after-tax gain is reflected in the pro forma balance sheet.

a.	The ITPS Divestiture Pro Forma Adjustments columns in the unaudited pro forma information represent the historical financial results of the ITPS business.

b.
The pro forma adjustment represents estimated proceeds received from the sale of the ITPS business, net of third-party transaction costs associated with the divestiture. The Company expects to use the proceeds for general corporate purposes.

c.	The pro forma adjustments represent the elimination of the assets and liabilities of the ITPS business.

d.	The pro forma adjustment represents the estimated after-tax gain of approximately $60 million.